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                                                                   Exhibit 10.65


                                 August 20, 1997




Mr. Don A. Mayerson
1125 N.E. 125th Street, Suite 206
North Miami, Florida 33181

Dear Mr. Mayerson:

         The purpose of this letter is to acknowledge, and set forth the terms of our agreement with regard to your continued service on the Board of Directors (the "Board") of Mego Mortgage Corporation (the "Company") and your retention by the Company as a consultant.

         1. This Agreement shall be for a term (the "Term") commencing on September 1, 1997 and terminating upon the earlier of: (i) August 31, 1999, (ii) your death, or (iii) your Disability (within the meaning of Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code")).

         2. During the Term and while you are serving as a director of the Company, you will continue to receive compensation for your services as a director of the Company in accordance with the Company's then current practice.

         3. Whether or not you continue to serve as a director during the Term, you shall serve as a consultant as reasonably requested by the Company with regard to matters you are or were involved with while a director, for the remainder of the Term (the "Consultancy"). For your services as a consultant, the Company will pay you an annual fee (the "Annual Fee") of Two Hundred Fifty Thousand Dollars ($250,000). Such annual Fee shall be payable in monthly installments and shall be prorated for any partial calendar years during the Term. All amounts payable hereunder (and any amounts payable pursuant to Section
2) are, to the extent legally required, subject to withholding and deductions.

         4. During the Consultancy, you will be an independent contractor of the Company and, as a consultant, you will have no authority to bind the Company. Subject to and in accordance with the Company's normal practices and policies, you will be entitled to receive reimbursement for any reasonable business expenses related to the Company incurred during the Term. The Company shall indemnify you and hold you harmless, to the full extent permitted by law as, to and from any and all costs, expenses or damages incurred by you as a result of any claim, suit, action or judgment arising out of your activities as a consultant to or a director of the Company and this right to indemnification shall survive the termination of this Letter Agreement.

         5. In the event of your Disability or death prior to August 31, 1999, the Company shall pay you or your designated beneficiary (or, if none, your estate), as the case may be, in a lump sum the Annual Fees you would have received during the period commencing on the date of your Disability or death and ending on August 31, 1999 and any unpaid Annual Fees accrued

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prior to your Disability or death. Upon payment of such amount the Company shall have no further obligation to you hereunder.

         6. Notwithstanding anything else herein, in the event of a Change in Control of the Company (as defined in Exhibit A hereto) during the Term, the Company may, in its sole and absolute discretion, pay you in a lump sum within ten (10) days of the date of the Change in Control, in lieu of any other amounts due hereunder, the Annual Fees you would have received during the period commencing on the date of the Change in Control and ending on August 31, 1999. Notwithstanding anything herein to the contrary, the payments under this Section 6 shall not be subject to any offset, counterclaim, recoupment, defense or other right which the Company may have and you shall have no obligation to mitigate with respect to such payments. Upon payment of the amounts specified in this
Section 6, the parties hereto will have no further rights or obligations under this Agreement.

         7. You acknowledge that during the Term you will not be an employee of the Company and you will not be eligible to participate in, or receive benefits under, any benefit plans or arrangements maintained, or contributed to, by the Company, including without limitation, any fringe, welfare, retirement, sick leave, vacation or incentive plans or arrangements, except in your capacity as a director. This Section 7 will not apply to any stock options or stock appreciation rights granted to you in your capacity as a director of the Company.

         8. This Agreement set forth the parties' entire agreement, and supersedes any and all prior understandings, with respect to its subject matter. This Agreement can be amended only by a writing signed by both you and the Company.

         9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in your case) and permitted assigns. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale as described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. If the assignee or transferee does not expressly assume the liabilities, obligations and duties of the Company hereunder, the Company shall pay you in a lump sum within ten (10) days following the closing of the sale of all or substantially all of the assets of the Company the amount set forth in Section 6.

         10. All notices under this Agreement shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, addressed to the other party at the appropriate address first set forth above, or to such other address as such






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party shall designate by written notice as aforesaid. Notices shall be deemed given when received or two (2) days after mailing, whichever is earlier.

         11. This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

         Please execute a copy of this Agreement and return it to me to acknowledge your agreement to the foregoing.

                                                  MEGO MORTGAGE CORPORATION



                                                  By:
                                                     --------------------------
                                                  Title:
                                                        -----------------------

     Agreed:





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                                    EXHIBIT A

                  A "Change in Control" shall be deemed to have occurred upon:

                  (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

                  (b) during any period of two consecutive years (not including any period prior to the commencement of the Term), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c) or (d) of this Exhibit A) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board, provided that a Change in Control shall not occur pursuant to this subsection
(b) if Robert Nederlander, Jerome J. Cohen, Don A. Mayerson, Growth Realty, Inc. And Herbert B. Hirsch or any of them own, either directly or indirectly (indirect ownership shall be determined in accordance with the constructive ownership rules under Code Section 318 and amounts indirectly owned shall also include any stock contributed by any of the foregoing to a private foundation and/or trust), more than ten percent (10%) of the voting stock of the Company;

                  (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than thirty-three percent (33%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

                  (d) the stockholders of the Company approve a plan of complete liquidation of the Company or the closing of a sale or disposition by the Company of all or substantially all of the assets of the Company other than a sale of all or substantially all of the assets of the Company (other than in the ordinary course of business) to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.